ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20120434444-28
Ross Miller Secretary of State State of Nevada	Filing Date and Time 06/21/2012 11:30 AM
	Entity Number E0171802012-0

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Focus Venture Partners, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

WHEREAS, the Board of Directors is authorized within the limitations and restrictions stated in the Articles of Incorporation of the Corporation, to provide by resolution or resolutions for the issuance of 10,000,000 shares of Preferred Stock of the Corporation, in such series and with such designations and such powers, preferences, rights, qualifications, limitations and restrictions thereof as the Corporation's Board of Directors shall fix by resolution or resolutions providing for the issuance thereof duly adopted by the Board of Directors; and

WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to designate the terms of the Series A Preferred Stock and the number of shares constituting such series;

NOW, THEREFORE, BE IT RESOLVED that the certificate of designation for the Series A Preferred Stock of the Corporation be stated in its entirety as follows (see exhibit A):

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

x Theresa Carlisle CFO

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

EXHIBIT A

1. Designation and Authorized Shares. The Corporation shall be authorized to issue 100,000 shares of Series A Preferred Stock, par value $.0001 per share (the "Series A Preferred Stock").

2. Stated Value. The stated value of each issued share of Series A Preferred Stock shall be deemed to be $11.00 (the "Stated Value").

3. Voting. Except as otherwise expressly required by law, each holder of Series A Preferred Stock shall have shall vote on an as converted basis. A majority of the shares of Series A Preferred Stock is needed in order to amend the terms of the Series A Preferred Stock.

4. Liquidation. The holders of Series A Preferred Stock shall not be entitled to receive any preference upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each holder of Series A Preferred Stock shall share ratably with the holders of the common stock of the Corporation subject to the rights of the Series A Preferred Stock.

5. Dividends. The Board of Directors, in its sole discretion, may delare the payment of dividends to the Holders (as a percentage of the Stated Value per share) payable quarterly on January 1, April 1, July 1 and October 1 (each such date, a "Dividend Payment Date") (if any Dividend Payment Date is not a Trading Day, the applicable payment shall be due on the next succeeding Trading Day) in cash.

6. Conversion; Redemption. The holder of Series A Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

6.1 Right to Convert. Each share of Series A Preferred Stock shall be convertible at the option of the Holder thereof, at any time and from time to time into that number of shares of Common Stock determined by dividing the Stated Value by the Conversion Price. For purposes of this Section, the conversion price for the Series A Preferred Stock shall equal $0.08 (the "Conversion Price"). In the event that the Holder receives a Redemption Notice (as defined below), then the right of the Holder shall not be entitled to convert the Series A Preferred Stock.

6.2 Mechanics of Voluntary Conversion. To convert Series A Preferred Stock into full shares of Common Stock on any date (the "Voluntary Conversion Date"), the Holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., Eastern Time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Annex A (the "Conversion Notice"), to the Corporation. Upon receipt by the Corporation of the Conversion Notice, the Corporation or its designated transfer agent (the "Transfer Agent"), as applicable, shall, within three (3) business days following the date of receipt by the Corporation, issue and surrender to a common carrier for overnight delivery to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled.

If the number of shares of Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of shares of Series A Preferred Stock being converted, then the Corporation shall, as soon as practicable and in no event later than three (3) business days after receipt of the Preferred Stock Certificate(s) and at the Corporation's expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of shares of Series A Preferred Stock not converted.

6.3 Redemption. At any time, the Company shall have the right, exercisable on not less than three (3) Trading Days prior written notice to the Holder to redeem the shares of Series A Preferred Stock. Any notice of redemption hereunder (an "Optional Redemption Notice") shall be delivered to the Holder at its registered addresses and shall state: (1) that the Company is exercising its right to redeem the Preferred Stock, and (2) the date of redeption which shall be not more than three (3) Trading Days from the date of the Optional Redemption Notice. On the date fixed for redemption (the "Optional Redemption Date"), the Company shall make payment of the Optional Redemption Amount (as defined below) to or upon the order of the Holder as specified by the Holder in writing to the Company at least one (1) business day prior to the Optional Redemtion Date. If the Company exercises its right to redeem the shares of Preferred Stock, the Company shall make payment to the Holder of an amount in cash (the "Optional Redemption Amount") equal to 110%, multiplied by the Stated Value.

7. Consolidation, Merger, Etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the outstanding shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the Conversion Rate times the aggregate amount of stock, securities, cash and or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

8. Expenses. The issuance of certificates representing shares of Common Stock upon conversion of the Series A Preferred Stock shall be made to each applicable shareholder without charge for any excise tax in respect of such issuance. However, if any certificate is to be issued in a name other than that of the holder of record of the Series A Preferred Stock so converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any excise tax which may be payable in respect of any transfer involved in such issuance, or shall establish to the satisfaction of the Corporation that such tax has been paid or is not due and payable.

9. Fractional Shares. Series A Preferred Stock may only be issued in whole shares and not in fractions of a share. If any interest in a fractional share of Series A Preferred Stock would otherwise be deliverable to a person entitled to receive Series A Preferred Stock, the Corporation shall make adjustment for such fractional share interest by rounding up to the next whole share of Series A Preferred Stock.

10. Record Holders. The Corporation and its transfer agent, if any, for the Series A Preferred Stock may deem and treat the record holder of any shares of Series A Preferred Stock as reflected on the books and records of the Corporation as the sole true and lawful owner

thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

ANNEX A

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to convert shares of the Series A Preferred Stock)

The undersigned hereby elects to convert the number of shares of the Series A Preferred Stock indicated below, into shares of common stock, no par value per share (the "Common Stock"), of Focus Venture Partners, Inc. Inc., a Nevada corporation (the "Corporation"), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to Effect Conversion

Number of shares of Preferred Stock owned prior to Conversion

----

Number of shares of Preferred Stock to be Converted

Stated Value of shares of Preferred Stock to be Converted

Number of shares of Common Stock to be Issued

Applicable Conversion Price

Number of shares of Preferred Stock subsequent to Conversion

[HOLDER]

By:____________________
Name:
Title: